                                                                   Exhibit 12.1

                                          RAYOVAC CORPORATION
                              COMPUTATION OF RATIO EARNINGS TO FIXED CHARGES
                                         (Dollars in millions)

                                                      TRANSITION    TWELVE MOS.            FISCAL YEAR ENDED             THREE MOS.
                                        YEAR ENDED    PERIOD ENDED    ENDED                   SEPTEMBER 30,                ENDED
                                          JUNE 30,     SEPT. 30,     SEPT. 30,     ---------------------------------      DEC. 31,
                                           1996          1996          1996        1997     1998      1999      2000       2000
                                        ----------    ------------  -----------    ----     ----      ----      ----     ----------
Pretax income (loss)
from continuing operations               $  21.3      $ (28.2)      $ (12.4)      $  9.6   $  25.0   $  37.6   $  58.0    $ (2.5)

Fixed Charges:
Interest expense including
amortized debt issuance costs            $   8.4      $   4.4       $  10.5       $ 24.5   $  15.7   $  16.3   $  30.6    $  8.2

Captialized interest                         0.0          0.0           0.0          0.0       0.2       0.8       0.1       0.1

Interest portion of rent expense(1)          2.7          0.7           2.6          2.7       2.4       2.3       2.3       0.6
                                         ---------------------------------------------------------------------------------------
Total Fixed Charges                      $  11.1      $   5.1       $  13.1       $ 27.2   $  18.3   $  19.4   $  33.0    $  8.9
                                         =======================================================================================
Plus amortization of capitalized
interest                                     0.0          0.0           0.0          0.0       0.0       0.1       0.1       0.0
Less Capitalized interest                    0.0          0.0           0.0          0.0       0.2       0.8       0.1       0.1
                                         ---------------------------------------------------------------------------------------
Earnings (loss)                          $  32.4      $ (23.2)      $   0.7       $ 36.8   $  43.1   $  56.3   $  91.0    $  6.3
                                         =======================================================================================
Ratio of Earnings to Fixed Charges(2)        2.9          N/A           N/A          1.4       2.4       2.9       2.8       N/A

Deficiency in Earnings(2)                    N/A      $ (28.3)      $ (12.4)         N/A       N/A       N/A       N/A    $ (2.6)

(1) Calculated as one third of rent expense, which is a reasonable approximation of the interest factor

(2) Due to pretax losses in the Transistion Period, Twelve months ended September 30, 1996 and Three months ended December 30, 2000, the ratio coverage was less than 1:1